PRESS RELEASE


 Contact:  S. Kelley MacDonald, Vice President, Corporate Communications
 Tel: (603) 429-8767     email: macdonald@unitrode.com


                   UNITRODE BOARD OF DIRECTORS WITHDRAWS
                  RECOMMENDATION OF BENCHMARQ ACQUISITION

 Merrimack, NH (June 15, 1998)   Unitrode Corporation (NYSE-UTR), a
 manufacturer of analog/linear and mixed-signal integrated circuits, today announced that its Board of Directors has withdrawn its recommendation that Unitrode shareholders approve the issuance of shares of Unitrode common stock pursuant to the Agreement and Plan of Merger entered into with BENCHMARQ Microelectronics, Inc., (NASDAQ BMRQ) as of March 2, 1998. Unitrode stated that it is not terminating the Agreement and Plan of Merger at this time, but is reserving its rights to do so in accordance with the terms of the Agreement. Unitrode further noted that BENCHMARQ has today issued a press release as to its anticipated second quarter results.

 Unitrode anticipates that additional information with respect to its Stockholders Meeting, currently scheduled for June 29, 1998, will be provided to stockholders shortly.

 Unitrode designs and manufactures analog/linear and mixed-signal integrated circuits, principally to perform power management, motion control, and interface functions. Its products are sold throughout the world for a variety of computer, tele- and data-communications, defense/aerospace, industrial, and automotive applications. Further information about Unitrode may be found at the company's homepage site: http://www.unitrode.com.

                                   (END)



 7 Continental Blvd.     Merrimack, NY 03054       Tel (603) 424-2410
 Fax (603) 429-8771      http://www.unitrode.com